     As filed with the Securities and Exchange Commission on March 20, 1998

                                                  Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                           ---------------------------
                                    Form S-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                                 SUNSOURCE INC.
             (Exact name of registrant as specified in its charter)

               Delaware                               23-2874736
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

                              3000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 282-1290
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                           ---------------------------
                                JOSEPH M. CORVINO
               Vice President - Finance, Chief Financial Officer,
                             Treasurer and Secretary
                                 SunSource Inc.
                              3000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 282-1290
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------
                                      Copies to:

       DONALD A. SCOTT, ESQUIRE                    JOHN E. RILEY, ESQUIRE
     Morgan, Lewis & Bockius LLP                 Simpson Thacher & Bartlett
        2000 One Logan Square                       425 Lexington Avenue
Philadelphia, Pennsylvania 19103-6993             New York, New York 10017
            (215) 963-5000                             (212) 455-2000
                           ---------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /
                            -------

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to item 11(a)(1) of this Form, check the following box. / /
                                       -------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-44733
                                                  --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
  Title of Each Class of                                   Proposed                Proposed
     Securities to be            Amount to be          Maximum Offering       Maximum Aggregate           Amount of
        Registered                Registered          Price Per Share(1)      Offering Price(1)        Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share............       12,004 shares            $ 28.1875               $338,362.75              $ 99.82
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on March 19, 1998.

                           ---------------------------

Incorporation By Reference of Registration Statement on Form S-2,
File No. 333-44733

     SunSource Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement on Form S-2 in its entirety the Registration Statement on Form S-2 (File No. 333-44733) declared effective on March 19, 1997 by the Securities and Exchange Commission (the "Commission"), including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein.

Exhibits

     Set forth below is a list of the exhibits included as part of this Registration Statement.

Exhibit No.                 Description
-----------                 -----------
   5                Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered (filed as Exhibit 5 to Amendment No. 1 to Registration Statement on
                    Form S-2 (File No. 333-44733) filed with the Commission on March 2, 1998).
  23.1              Consent of Coopers & Lybrand L.L.P.*
  23.2              Consent of Morgan, Lewis & Bockius LLP (contained in its opinion filed as
                    Exhibit 5 to Amendment No. 1 to Registration Statement on Form S-2
                    (File No. 333-44733) filed with the Commission on March 2, 1998).
  24                Powers of Attorney (included in signature page to Registration Statement on
                    Form S-2 (File No. 333-44733) filed with the Commission on January 22, 1998).

---------------
* Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on March 20, 1998.

                                 SUNSOURCE INC.

                                 By: /s/ Joseph M. Corvino
                                     -----------------------------------------
                                     Name: Joseph M. Corvino
                                     Title: Vice President-Finance,
                                            Chief Financial Officer,
                                            Treasurer and Secretary


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on March 20, 1998.

              Signature                                      Title                                  Date
              ---------                                      -----                                  ----
              *                              Chairman and Chief Executive Officer               March 20, 1998
-------------------------------              (Principal Executive Officer) and
Donald T. Marshall                           Director

/s/ Joseph M. Corvino                        Vice President-Finance, Chief Financial            March 20, 1998
-------------------------------              Officer, Treasurer and Secretary
Joseph M. Corvino                            (Principal Financial Officer)

             *                               Controller (Principal Accounting                   March 20, 1998
-------------------------------              Officer)
John J. Dabrowski

             *                               Director                                           March 20, 1998
-------------------------------
O. Gordon Brewer, Jr.

             *                               Director                                           March 20, 1998
-------------------------------
Norman V. Edmonson

             *                               Director                                           March 20, 1998
-------------------------------
Eliot M. Fried

              Signature                                      Title                            Date
              ---------                                      -----                            ----
             *                                             Director                        March 20, 1998
-------------------------------
Arnold S. Hoffman

             *                                             Director                        March 20, 1998
-------------------------------
Robert E. Keith, Jr.

            *                                              Director                        March 20, 1998
-------------------------------
John P. McDonnell

             *                                             Director                        March 20, 1998
-------------------------------
Ernest L. Ransome, III

            *                                              Director                        March 20, 1998
-------------------------------
Donald A. Scott

             *                                             Director                        March 20, 1998
-------------------------------
Henri I. Talerman


*By: /s/ Joseph M. Corvino
     --------------------------
     Joseph M. Corvino
     Attorney-in-Fact